Exhibit 99

News Release

FOR RELEASE — JULY 29, 2010

Peter Volanakis to retire as Corning President and Chief Operating Officer

Leadership transition to begin Sept. 1

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that Peter F. Volanakis, president and chief operating officer, will retire on or before Dec. 31, 2010 following 28 years of distinguished service with the company.

“On behalf of Corning’s Board of Directors and Management Committee, I thank Pete for his outstanding leadership and service to the company over his nearly 30-year career,” said Wendell P. Weeks, chairman and chief executive officer. “Over the past eight years, Pete has been my strategic partner and operations leader. He led the growth of the LCD glass business, the globalization of all of Corning’s businesses, and drove a culture of operational and cost excellence throughout the company. He also played a key role in revitalizing Corning’s innovation and growth initiatives. Corning would not be in the strong financial and strategic position it is today without him.”

“I announce my retirement plans with both regret and anticipation,” said Volanakis, 55. “While it is difficult to leave Corning, I am fortunate to be able to retire at an age which affords me a unique and exciting window for an entirely new set of professional and personal pursuits. The company’s financial position is stronger than ever, and Corning is well-positioned for growth with outstanding opportunities in Display Technologies, and in Specialty Materials with Gorilla® glass. My retirement also provides an opportunity for Corning’s talented pool of division managers to develop into the next generation of company leaders.”

With this announcement, the company will begin a leadership transition. Effective Sept. 1, Corning’s division managers will report directly to Weeks. Volanakis will move into a transition role serving as a strategic advisor to the CEO. He will continue as a member of Corning’s Management Committee and engage on high-priority corporate issues and decisions. Volanakis will step down as a director of Dow Corning Corporation in the fourth quarter and as a director of Corning Incorporated in December. “Pete’s announcement and retirement timing will allow us to plan and execute an orderly leadership transition,” said Weeks.

“Corning is truly a unique company with outstanding people, in a special community. I may be retiring from the company, but I will always be a member of the Corning family,” said Volanakis.

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Peter Volanakis to retire as Corning President and Chief Operating Officer

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About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com